TABLE OF CONTENTS

RISK FACTORS
ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS
DESCRIPTION OF NOTES
HOW TO PURCHASE NOTES
ABOUT THE ADMINISTRATIVE AGENT
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL OPINIONS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION CONCERNING FORD CREDIT
INFORMATION CONCERNING FORD
FORD CREDIT CAPITAL TRUSTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED SECURITIES GUARANTEES
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS

Rule 424(b)3
Pursuant to Registration Statement No. 333-75234

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 17, 2002

$250,000,000

Ford Motor Credit Company

Fixed Rate Notes

Due One to Fifteen Years from the Date of Issue

Terms: Ford Motor Credit Company plans to offer and sell the Notes with various terms, including the following:

•	Stated maturities of from one to fifteen years from the date of issue

•	Early repayment at your option under certain circumstances

•	Minimum denominations of $1,000

•	Book-entry (through the Administrative Agent)

•	Interest payments on the first day of each calendar month

•	Interest at a fixed rate depending on the maturity and other terms you select

     Information with respect to how you may purchase and redeem Notes can be found under “How to Purchase Notes” and “How to Redeem Notes”. Further information about the Notes can be found under “Description of Notes”.

     Investing in the Notes involves certain risks. See “Risk Factors” on page S-3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Current information on interest rates and available maturities is available on our website
(www.fordfinancial.com/fixedrate/)
or by calling toll-free 888-477-1786

     Ford Credit is offering the Notes directly to investors. In addition, Ford Credit may sell the Notes to or through agents or underwriters.

     Ford Credit reserves the right to withdraw, cancel or modify the offer made hereby at any time. Ford Credit may reject any offer to purchase Notes in whole or in part.

The date of this Prospectus Supplement is March 25, 2003.

TABLE OF CONTENTS

Prospectus Supplement

       You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. No one is authorized to provide you with different information.

       The Notes are not being offered in any jurisdiction where the offer is not permitted.

       You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the documents. Updated information will be provided in the future as explained under “Where You Can Find More Information” in the prospectus.

RISK FACTORS

No Public Market for the Notes

       The Notes are a new issue of securities for which there is no public market. Ford Credit does not anticipate that a public market for the Notes will develop. Unless otherwise provided in the applicable pricing supplement, the Administrative Agent will not revise its Note ownership records to reflect transfers, assignments or pledges of the Notes. This may limit your ability to transfer, assign or pledge your Note.

Terms of Final Note May Vary from Terms Requested

       Because Ford Credit will change the interest rates and maturities of the Notes being offered from time to time, it is possible that by the time your application and payment for a Note is received, different interest rates and/or maturities may be in effect for the Notes and the terms of the Note you are purchasing may be different from those you anticipated. In this event you will have the right to cancel your purchase. See “Confirmation of Purchase”.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

       Ford Credit intends to use this prospectus supplement and the attached prospectus to offer the Notes from time to time.

       This prospectus supplement provides you with certain terms of the Notes and supplements the description of the debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will replace the inconsistent information in the prospectus.

       Each time you purchase a Note, a pricing supplement and a confirmation of that purchase will be mailed to you that will contain a description of the terms of the Note you purchased. Any information in the pricing supplement and confirmation that is inconsistent with this prospectus supplement will replace the inconsistent information in this prospectus supplement.

DESCRIPTION OF NOTES

       The following summary of certain terms of the Notes is not complete. For additional terms of the Notes, you should also read the accompanying prospectus and the Indenture under which the Notes will be issued. The Indenture is an exhibit to Ford Credit’s shelf registration statement (File No. 333-86832). The following description of the Notes supplements and, to the extent the descriptions are inconsistent, replaces the description of the general terms and provisions of the debt securities that is found under the heading “Description of Debt Securities” in the prospectus that is attached.

       The total principal amount of Notes offered by this prospectus supplement is $250,000,000. Ford Credit may offer additional debt securities (“Additional Notes”) in the future with terms similar to the terms of the Notes offered by this prospectus supplement.

       The following descriptions will apply to each Note unless otherwise specified in the pricing supplement.

General

       The Notes are being offered on a continuous basis.

       The Notes are direct, unsecured obligations of Ford Credit.

       The Notes rank equally with all of Ford Credit’s unsecured senior debt.

       The amount of Notes or other debt securities that Ford Credit may issue under the Indenture is not limited.

       Unless the applicable pricing supplement for a Note so specifies, Notes may not be redeemed at the option of Ford Credit.

       You must pay the purchase price of the Notes in accordance with the procedures described below.

       Unless defined otherwise in the pricing supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

       You may purchase Notes in a minimum principal amount of $1,000 or any greater amount.

Book-Entry Debt Securities

       Except under certain limited circumstances, Ford Credit will issue the Notes in book-entry form only. This means that actual definitive Notes or certificates will not be sent to you. Instead, a global security representing all the Notes will be issued to and held by the Administrative Agent. The Administrative Agent will maintain a record of your beneficial ownership interest in the global security representing the Notes you purchased. Unless otherwise provided in the applicable pricing supplement, the Administrative Agent will not revise its records to reflect transfers, assignments or pledges of the Notes.

HOW TO PURCHASE NOTES

       Purchase of Notes may be made at any time by check, by wire transfer or by such other means as Ford Credit shall from time to time determine, together with a signed and completed application in the form accompanying this prospectus supplement.

Purchase by Check

       You may purchase a Note by sending a completed application and a check to Ford Credit Fixed-Rate Notes, P.O. Box 4065, Woburn, MA 01888-9910. Checks must be payable to “Ford Motor Credit Company”. If the check and application are received by the Administrative Agent in proper form before 3:00 p.m. New York City time on any business day, the Note will be issued to you on and will be dated the next business day. If the completed application and check in proper form are received by the Administrative Agent after 3:00 p.m. New York City time on a business day or on a non-business day, the Note will be issued to you on and will be dated the second business day following the day of receipt. Checks are accepted subject to collection at full face value in U.S. funds and must be drawn on a bank located in the United States. Interest will begin to accrue on your Note the day it is issued. Neither Ford Credit nor the Administrative Agent will be responsible for delays in the banking system affecting the issue date of a Note.

Purchase by Wire

       You may purchase a Note by sending a completed application by mail and making payment by wiring Federal Funds to the Administrative Agent. Federal Funds are a commercial bank’s deposits in a Federal Reserve Bank and can be transferred on the same day from one bank which is a member of the Federal Reserve System to another bank which also is a member of the System. The Routing Code of the Administrative Agent for wire transfers is 011001234. Upon receipt of your application the Administrative Agent will advise you of your note identification number by contacting you at the telephone number or e-mail address you specify. Your wire transfer of payment for the Note should be sent within one business day following contact by the Administrative Agent. The wire transfer must include your name and note identification number. If Federal Funds and the required information are received by the Administrative Agent prior to

4:00 p.m. New York City time on the business day following the Administrative Agent’s contact with you as described above, your Note will be issued on and will be dated that business day and interest will begin to accrue on that day. If your wire transfer is received after this time the issue of your Note may be delayed or cancelled, or the date your Note begins to earn interest may be adjusted. Neither Ford Credit nor the Administrative Agent will be responsible for delays in the funds wiring system affecting the transfer of funds relating to any Note.

Confirmation of Purchase

       When your Note is issued, the Administrative Agent will, on behalf of Ford Credit, mail you a pricing supplement and a confirmation setting forth the terms of your purchase. Your Note will have the highest interest rate offered by Ford Credit for Notes of the same maturity during the preceding seven days from receipt of your completed application and payment for the requested maturity. If your requested maturity has not been offered during such seven day period, your Note will be for a term of the next shorter offered maturity (or, in the case of orders for Notes with a one year maturity, the next longer offered maturity) and will bear interest at the rate offered by Ford Credit on Notes of that maturity. You will have the right to notify the Administrative Agent if you wish to cancel the purchase of any Note within 10 days of the date of the confirmation for the Note. If you elect to cancel your purchase of a Note, no interest will be paid to you, the Note will be cancelled and your funds will be returned to you as soon as practicable.

       Your Note will be for the maturity and interest rate specified in your confirmation and the related pricing supplement and will not be changed from the terms specified.

Interest and Interest Rates

       Each Note generally will begin to accrue interest from the date it is originally issued and will bear interest at a fixed rate as set forth in the applicable pricing supplement.

       Interest on your Note will be paid on the first day of each month (each an “Interest Payment Date”) commencing with the first day of the month following the month in which the Note is issued, except that if a Note is issued within the 10 days preceding an Interest Payment Date, the first interest payment will be made on the next succeeding Interest Payment Date.

       Interest will be calculated based on the actual number of days your Note is outstanding in a month, divided by 365 or, in leap years, 366. If any day on which a payment is due with respect to a Note is not a business day, then you will not be entitled to payment of the amount due until the next following business day, and no additional interest will be due as a result of such delay.

       You may choose any of the following methods of interest payment: by check mailed to the address specified in your application; by electronic funds transfer to the bank account specified in your application; or by automatically adding interest payments to the principal amount of your Note which will then earn interest at the same rate as the rest of the Note. You may notify the Administrative Agent at any time if you want to change your method of interest payment. Each change notification must comply with procedures established by the Administrative Agent.

       Interest rates on the Notes may differ depending upon, among other things, their maturity and interest rates in effect generally at the time you elect to purchase a Note.

Change of Interest Rate

       Each Friday, Ford Credit will specify a fixed interest rate for each maturity that it will be offering for Notes during the next following calendar week.

Payment or Rollover at Maturity

       Your application to purchase Notes will ask you to specify whether, when your Note matures, you wish Ford Credit to pay you the principal amount of your Note together with accrued interest, or reinvest the principal amount of your Note in a new note (the “Rollover Option”). Sixty days before the maturity of your Note, the Administrative Agent will send you a notice that will also allow you to change your election. If you choose the Rollover Option, the new Note you receive will mature in the same number of years as your original Note, if Notes of that term are offered by Ford Credit at the time the Rollover Option is exercised. If Notes with that term are not offered by Ford Credit at the time of rollover, you will receive a Note with a shorter term. If more than one shorter-term Note is then offered, you will receive the shorter-term Note whose term is closest to the term of your original Note. If neither a Note of the same term as your original Note or a Note with a shorter term is then offered by Ford Credit, you will receive a Note with a longer term. If more than one longer-term Note is then offered, you will receive the longer-term Note whose term is closest to the term of your original Note. In each case, the interest rate for your new Note will be the rate offered by Ford Credit for such Notes at the time the rollover occurs.

       If you have chosen to receive monthly payments of interest on your Note, you will receive an interest payment for the final interest period and the principal amount of your new Note will be the principal amount of your original Note. If you have chosen to have interest payments on your original Note added to the principal amount, the principal amount of your new Note will be the total principal amount and reinvested interest of your original Note.

       You may, within 10 days of the maturity of your original Note, cancel the purchase of the new Note acquired under the Rollover Option and elect to receive repayment of the principal amount of your original Note as of the maturity of your original Note. If Notes are not offered by Ford Credit at the time the Rollover Option is to be exercised, you will receive repayment of the principal amount of your original Note with accrued interest.

       If you do not advise Ford Credit of your preference prior to maturity of your Note, the principal amount of your Note and any accrued interest will be paid to you by check or electronic funds transfer as described under “Interest and Interest Rates” above.

Optional Repayment and Repurchase

       You may request that the principal amount of your Note be repaid before its stated maturity. If you elect to have your Note prepaid, a request must be mailed to the Administrative Agent with guaranteed signatures of all owners of the Note stating your intent to elect early repayment. The request must comply with procedures established by the Administrative Agent and must specify the note identification number relating to the Note to be repaid. Payment will be made to you as soon as practicable following receipt of your request in proper form. You may not elect to have a Note prepaid for less than its entire principal amount or within two months of its issue date.

       A Note prepaid prior to its stated maturity will be paid at 100% of its principal amount with accrued interest, less a charge for early repayment based on the amount of interest on the prepaid Note for the number of days shown below. The amount deducted will vary based on the stated maturity of the prepaid Note.

Number of Days of Interest
Deducted as a Charge for
Original Term	Optional Principal
(in years)	Repayment

1 but less than 2	90

2 but less than 3	180

3 but less than 5	270

5 or more	365

       If you request early repayment for a Note, the request will be irrevocable except under the circumstances described below.

       Limitation on annual optional repurchase amounts. Notes submitted for repurchase will be redeemed in the order in which the requests for repurchase are received by the Administrative Agent. Ford Credit will not redeem your Note at the time you request if the principal amount of your Note together with the total of all other Notes (and any Additional Notes) submitted for repurchase in any calendar year exceeds 5% of the total principal amount of Notes (and any Additional Notes) outstanding at the end of the previous calendar year.

       The Administrative Agent will notify you if your repurchase request cannot be fulfilled for this reason. If your Note cannot be redeemed because of this limitation and you have not withdrawn your request, your Note will automatically be re-submitted for repurchase in January of the following calendar year. All Notes re-submitted from the previous year will then be redeemed as soon as practicable in January in the order in which the original requests for repurchase were received, again subject to the 5% limitation discussed above.

       Because of the 5% limitation, no holder of any Note can have any assurance that his or her Note will be redeemed prior to maturity at the requested time.

Repayment Upon Death

       Ford Credit will, if requested, repay a Note prior to its maturity date upon the death of the beneficial owner of such Note as described below (the “Survivor’s Option”).

       Pursuant to exercise of the Survivor’s Option, Ford Credit will repay in whole or in part, as applicable, any Note properly tendered for repayment by or on behalf of the person (the “Representative”) that has authority to act on behalf of the deceased owner of the beneficial interest in the Note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative, executor, surviving joint tenant or surviving tenant by the entirety of such deceased beneficial owner) at a price equal to 100% of the principal amount of the Note plus accrued interest to the date of repayment. Once made, a request to Ford Credit to repurchase any Note (or portion thereof) pursuant to exercise of the Survivor’s Option will be irrevocable. Each Note (or portion thereof) that is tendered pursuant to valid exercise of the Survivor’s Option will be accepted promptly in the order all such Notes are tendered without regard to the 5% limitation described in “Optional Repayment and Repurchase.” Any Note accepted for repayment pursuant to exercise of the Survivor’s Option will be repaid as soon as practicable following receipt in proper form of a request and other materials described below.

       In order for a Survivor’s Option to be validly exercised with respect to any Note, the Administrative Agent must receive from the Representative of the deceased owner:

•	a written request for repayment signed by the Representative, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the “NASD”) or a commercial bank or trust company having an office or correspondent in the United States,

•	appropriate evidence satisfactory to the Administrative Agent that (a) the Representative has authority to act on behalf of the deceased beneficial owner, (b) the death of such beneficial owner has occurred and (c) the deceased was the owner of a beneficial interest in such Note at the time of death, and

•	if applicable, a properly executed assignment or endorsement.

       All questions as to the eligibility or validity of any exercise of the Survivor’s Option will be determined by the Administrative Agent, in its sole discretion, which determination will be final and binding on all parties. To initiate repurchase under the Survivor’s Option the Representative should telephone the Administrative Agent at 1-888-477-1786.

       The death of a person owning a beneficial interest in a Note in joint tenancy or tenancy by the entirety will entitle the Representative of that person to redeem the Note under the Survivor’s Option. The death of a person owning a beneficial interest in a Note by tenancy in common will entitle the Representative of that person to redeem under the Survivor’s Option only that portion of the Note equal to the deceased holder’s interest in the Note so held by tenancy in common. If, as a result of the redemption of a portion of a Note held by tenancy in common pursuant to this provision, the remaining principal amount of a Note is less than the $1,000 minimum principal amount, the Rollover Option may not be elected for such Note. If it is established that a deceased person was entitled to substantially all of the beneficial interest of ownership of a Note during that person’s lifetime, the person will be deemed to have been the holder of the Note for purposes of this provision, regardless of the registered holder. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interest in the Note during his or her lifetime.

ABOUT THE ADMINISTRATIVE AGENT

       Ford Credit employs an Administrative Agent, presently Boston Safe Deposit & Trust Company, whose address is 135 Santilli Highway, Everett, Massachusetts 02149, to act as Ford Credit’s agent for the Notes. Services performed by the Administrative Agent include establishing and maintaining a book entry system for recording the beneficial interests of Note holders in the global security delivered to the Administrative Agent that represents all the Notes, transaction processing and accounting, preparation of account statements and other correspondence, investor servicing, recording of principal balances, accrual of interest income, payment of earned interest, payment of principal at maturity or early repayment, processing of requests for early repayment, production and mailing of annual 1099INT statements to investors and corresponding filing with the IRS. For these services, Ford Credit pays an agency fee as well as certain reasonable out-of-pocket costs. The Administrative Agent is not acting as Trustee with respect to the Notes or as agent for the holders of the Notes. The Administrative Agent is acting solely as the Agent of Ford Credit and has not assumed any obligation relative to any holder of the Notes. The Administrative Agent has obligations to, and may be held liable only by, Ford Credit. The Administrative Agent and its affiliates provide other banking and financial services to Ford Credit and its affiliates, including without limitation, lending services and cash management services.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

       The discussion set forth below is a summary of certain of the U.S. federal income tax considerations that may be relevant to a prospective U.S. Holder (as defined below) who acquires Notes on original issuance and who holds the Notes as capital assets. This discussion is for general information only and does not purport to address all of the U.S. federal income tax consequences that may be applicable to a U.S. Holder, whose tax treatment may vary depending on such holder’s particular situation. As used herein, the term “U.S. Holder” means a beneficial owner of a Note who or that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) a trust or estate the income of which is subject to U.S. federal income taxation regardless of its source.

       A U.S. Holder of a Note will be required to report as income for U.S. federal income tax purposes interest earned on a Note in accordance with the U.S. Holder’s method of tax accounting.

       Upon the sale, exchange or redemption of a Note, the U.S. Holder of such Note generally will recognize taxable gain or loss equal to the difference between (i) the amount realized (other than the portion of such amount, if any, attributable to accrued and unpaid interest not previously included in income, which amount will be treated as interest received), and (ii) the U.S. Holder’s adjusted tax basis in the Note. Provided that the Note has been held for more than one year, any gain or loss recognized by the U.S. Holder generally will be a long-term capital gain or loss and, in the case of certain non-corporate U.S. Holders (including individuals), will generally be subject to U.S. federal income tax at preferential rates.

       A U.S. Holder of Notes may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to payments received with respect to the Notes if the required information is not provided. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain holders, including, among others, corporations, are not subject to backup withholding.

       Each U.S. Holder should consult its own tax advisor with respect to the tax consequences of holding and disposing of Notes.

PLAN OF DISTRIBUTION

       The Notes are offered on a continuing basis directly by Ford Credit. Ford Credit may from time to time designate agents in certain jurisdictions through whom Notes may be offered. If any such agents are used the applicable pricing supplement will identify the agents and any commissions payable. Ford Credit has the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part.

LEGAL OPINIONS

       The legality of the Notes has been passed on for Ford Credit by S. J. Thomas, Esq., who is Ford Credit’s Secretary and is also Counsel — Corporate of Ford. Ms. Thomas owns, and holds options to purchase, shares of Common stock of Ford.

$40,000,000,000

Ford Motor Credit Company

Senior Debt Securities, Subordinated Debt Securities

and Warrants

FORD CREDIT CAPITAL TRUST I

FORD CREDIT CAPITAL TRUST II
FORD CREDIT CAPITAL TRUST III

Trust Preferred Securities

Guaranteed as set forth herein by

Ford Motor Credit Company

This prospectus is part of a registration statement that we and the Ford Credit Capital Trusts filed with the SEC utilizing a shelf registration process. Under this shelf process, we or, as applicable, the Ford Credit Capital Trusts may, from time to time, sell the following types of securities described in this prospectus in one or more offerings up to a total dollar amount of $40,000,000,000:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness;

•	warrants to purchase debt securities;

•	trust preferred securities issued by one of the Ford Credit Capital Trusts; or

•	any combination of these securities.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

Our principal executive offices are located at:

           Ford Motor Credit Company
           One American Road
           Dearborn, Michigan 48126
           313-322-3000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2002.

  You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The securities are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

i

WHERE YOU CAN FIND MORE INFORMATION

Ford Motor Credit Company (“Ford Credit”) files annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document Ford Credit files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Ford Credit’s SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

The SEC allows Ford Credit to “incorporate by reference” the information Ford Credit files with the SEC, which means that Ford Credit can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that Ford Credit files later with the SEC will automatically update and supersede the previously filed information. Ford Credit incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of all the securities hereunder has been completed.

•	Annual Report on Form 10-K for the year ended December 31, 2001 (the “2001 10-K Report”).

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (the “First Quarter 10-Q Report”).

•	Current Reports on Form 8-K dated April 1, 2002, April 2, 2002, April 17, 2002, April 19, 2002 and May 1, 2002.

These reports include information about Ford Motor Company (“Ford”) as well as information about Ford Credit.

You may request copies of these filings at no cost, by writing or telephoning Ford Credit at the following address:

       Ford Motor Credit Company

       One American Road
       Dearborn, MI 48126
       Attn: Corporate Secretary
       (313) 594-9876

Each of the Ford Credit Capital Trusts is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than its holding as trust assets our subordinated debt securities and the issuing of the trust preferred securities. Further, 100% of the outstanding voting securities of each of the trusts is or will be owned by us and the preferred securities guarantee that we will issue in connection with any issuance of trust preferred securities by the trusts, together with our obligations under the subordinated debt securities and related agreements and instruments, will constitute a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities. Accordingly, pursuant to Rule 3-10(b) of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, no separate financial statements for any of the trusts have been included or incorporated by reference in the registration statement and pursuant to Rule 12h-5 under the Securities Exchange Act of 1934 none of the trusts will be subject to the information reporting requirements of the Securities Exchange Act of 1934.

INFORMATION CONCERNING FORD CREDIT

Ford Credit was incorporated in Delaware in 1959 and is an indirect wholly-owned subsidiary of Ford. As used herein “Ford Credit” refers to Ford Motor Credit Company and its subsidiaries unless the context otherwise requires.

Ford Credit and its subsidiaries provide wholesale financing and capital loans to Ford Motor Company retail dealerships and associated non-Ford dealerships throughout the world, most of which are privately owned and financed, and purchase retail installment sale contracts and retail leases from them. Ford Credit also makes loans to vehicle leasing companies, the majority of which are affiliated with such dealerships. In addition, Ford Credit provides these financing services in the United States, Europe, Canada, Australia, Indonesia, the Philippines and India to non-Ford dealerships. A substantial majority of all new vehicles financed by Ford Credit are manufactured by Ford and its affiliates. Ford Credit also provides retail financing for used vehicles built by Ford and other manufacturers. In addition to vehicle financing, Ford Credit makes loans to affiliates of Ford and finances certain receivables of Ford and its subsidiaries.

Ford Credit also conducts insurance operations through The American Road Insurance Company (“American Road”) and its subsidiaries in the United States and Canada. American Road’s business primarily consists of extended service plan contracts for new and used vehicles manufactured by affiliated and nonaffiliated companies, primarily originating from Ford dealers, physical damage insurance covering vehicles and equipment financed at wholesale by Ford Credit, and the reinsurance of credit life and credit disability insurance for retail purchasers of vehicles and equipment.

INFORMATION CONCERNING FORD

Ford was incorporated in Delaware in 1919 and acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. Ford is the world’s second largest producer of cars and trucks combined. Ford and its subsidiaries also engage in other businesses, including financing and renting vehicles and equipment.

Ford’s business is divided into two business sectors: the Automotive sector and the Financial Services sector. Ford manages these sectors as three primary operating segments as described below.

Business Sectors	Operating Segments	Description

Automotive:	Automotive	design, manufacture, sale and service of cars and trucks

Financial Services:	Ford Credit	vehicle-related financing, leasing and insurance
	The Hertz Corporation	renting and leasing of cars, trucks and industrial and construction equipment, and other activities

FORD CREDIT CAPITAL TRUSTS

The three trusts, Ford Credit Capital Trusts I, II, and III (collectively, the “Ford Credit Capital Trusts”), are Delaware business trusts formed to raise capital for us by issuing preferred securities under this prospectus and a prospectus supplement, and investing the proceeds in subordinated debt securities issued by us.

We will directly or indirectly own all of the common securities of each of the Ford Credit Capital Trusts. The common securities will rank equally with, and each trust will make payments on the common securities in proportion to, the trust preferred securities, except that if an event of default occurs under the declaration of one of the trusts, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the trust preferred securities. We will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to three percent of the total capital of each of the trusts.

As holder of the common securities of the trusts, we are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each of our trusts, provided that the number of trustees shall be at least three. Each of the trusts’ business and affairs will be conducted by the trustees we appoint. The trustees’ duties and obligations are governed by the trusts’ declarations. Prior to the issuance of any trust preferred securities, we will ensure that one trustee of each trust is a financial institution that will not be an affiliate of ours and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one trustee of each of the trusts will have its principal place of business or reside in the State of Delaware.

We will pay all of the trusts’ fees and expenses, including those relating to any offering of trust preferred securities. In addition, we will enter into a guarantee with respect to each series of trust preferred securities under which we will irrevocably and unconditionally agree to make certain payments to the holders of that series of trust preferred securities, subject to applicable subordination provisions, except that the guarantee will only apply when the trust has sufficient funds immediately available to make those payments but has not made them.

The principal office of each of the trusts is c/o Ford Motor Credit Company, One American Road, Dearborn, Michigan 48126 USA and the telephone number is 313-322-3000.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of “earnings” to “fixed charges” for Ford Credit and “fixed charges and preferred stock dividends” for Ford were as follows for each of the periods indicated:

	Years Ended December 31

	Three Months Ended
	March 31, 2002	2001		2000	1999	1998		1997

Ford Motor Credit Company	1.21	1.17		1.28	1.29	1.26		1.29

Ford Motor Company**	1.0		*	1.7	2.0	3.6	***	1.9

*	Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $6.8 billion.

**	Excludes for years ended December 31, 2000, 1999 and 1998, earnings and fixed charges of Visteon Corporation, Ford’s former automotive components and systems subsidiary which was spun-off on June 28, 2000 and, for the second quarter of 2000, excludes the $2.252 million one- time, non-cash charge resulting from the spin-off.

***	Earnings used in calculation of this ratio include the $15,955 million gain on the spin-off of Ford’s interest in Associates First Capital Corporation. Excluding this gain, the ratio would have been 1.9.

For purposes of the Ford Credit ratio:

      “earnings” mean the sum of:

•	Ford Credit’s pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, and

•	Ford Credit’s fixed charges.

      “fixed charges” mean the sum of:

•	interest Ford Credit pays on borrowed funds,

•	the amount Ford Credit amortizes for debt discount, premiums and issuance expenses, and

•	one-third of all rental expenses of Ford Credit (the portion deemed representative of the interest factor).

For purposes of the Ford ratio:

      “earnings” mean the sum of:

•	Ford’s pre-tax income, from continuing operations,

•	any income received from less-than-fifty-percent-owned companies, and

•	Ford’s fixed charges, excluding capitalized interest and preferred stock dividend requirements of consolidated subsidiaries and trusts.

      “fixed charges and preferred stock dividends” means the sum of:

•	the interest paid on borrowed funds,

•	the preferred stock dividend requirements of Ford’s consolidated subsidiaries and trusts,

•	the amount amortized for debt discount, premium, and issuance expense,

•	one-third of all Ford’s rental expenses (the proportion deemed representative of the interest factor), and

•	Ford’s preferred stock dividend requirements, increased to an amount representing the pre-tax earnings required to cover such dividend requirements based on Ford’s effective income tax rates.

USE OF PROCEEDS

Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the debt securities will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans and for use in connection with the retirement of debt. Such proceeds initially may be used to reduce short-term borrowings (commercial paper, borrowings under bank lines of credit and borrowings under agreements with bank trust departments) or may be invested temporarily in short-term securities.

Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit’s long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions and other factors.

Each of the Ford Credit Capital Trusts will invest all proceeds received from the sale of its trust preferred securities in a particular series of subordinated debt securities issued by us.

DESCRIPTION OF DEBT SECURITIES

We will issue debt securities in one or more series under an Indenture, dated as of February 1, 1985, as supplemented, between us and JPMorgan Chase Bank, as successor to Manufacturers Hanover Trust Company, as Trustee (the “Trustee”). The Indenture may be supplemented further from time to time.

The Indenture is a contract between us and JPMorgan Chase Bank acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if an “Event of Default” described below occurs. Second, the Trustee performs certain administrative duties for us.

The Indenture is summarized below. Because this discussion is a summary, it does not contain all of the information that may be important to you. We filed the Indenture as an exhibit to the registration statement, and we suggest that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under Limitation on Liens and Merger and Consolidation. Throughout the summary we have included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

The debt securities offered by this prospectus will be limited to a total amount of $40,000,000,000, or the equivalent amount in any currency. The Indenture, however, does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•	the provision for any sinking fund;

•	any additional restrictive covenants;

•	any additional Events of Default;

•	whether the series of debt securities are issuable in certificated form;

•	any special tax implications, including provisions for original issue discount;

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination; and

•	any other terms.

The debt securities will be unsecured obligations of Ford Credit. Senior debt securities will rank equally with Ford Credit’s other unsecured and unsubordinated indebtedness (parent company only). Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness. See “— Subordination” below.

Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Limitation on Liens

If Ford Credit or any Restricted Subsidiary (as defined in the Indenture) shall pledge or otherwise subject to any lien (as defined in the Indenture as a “Mortgage”) any of its property or assets, Ford Credit will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed $5 million in the aggregate at any one time outstanding and does not apply to:

•	certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States;

•	Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States;

•	Mortgages in favor of Ford Credit or any Restricted Subsidiary;

•	Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary;

•	deposits made in connection with pending litigation;

•	Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages; and

•	any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses, inclusive. (Section 10.04).

Merger and Consolidation

The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the debt securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 (see “Limitation on Liens” above) without equally and ratably securing the debt securities. (Section 8.03).

Events of Default and Notice Thereof

The Indenture defines an “Event of Default” as being any one of the following events:

•	failure to pay interest for 30 days after becoming due;

•	failure to pay principal or any premium for five business days after becoming due;

•	failure to make a sinking fund payment for five days after becoming due;

•	failure to perform any other covenant applicable to the debt securities for 90 days after notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided in the prospectus supplement.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)

If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term “default” includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.02.)

Annually, Ford Credit must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.05.)

Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable protection from expenses and liability. (Section 6.01.) If they provide this reasonable indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture. (Section 5.12.)

Modification of the Indenture

With certain exceptions, Ford Credit’s rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than two-thirds of the total principal amount of those debt securities. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

Subordination

The extent to which a particular series of subordinated debt securities may be subordinated to our unsecured and unsubordinated indebtedness will be set forth in the prospectus supplement for any such series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions.

Global Securities

Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with The Depository Trust Company, New York, New York (“DTC”), which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

While the debt securities are represented by one or more global certificates:

•	You will not be able to have the debt securities registered in your name.

•	You will not be able to receive a physical certificate for the debt securities.

•	Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

•	Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

•	You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

•	Because the debt securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

General

We may issue warrants to purchase debt securities. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF TRUST PREFERRED SECURITIES

The following is a general description of the terms of the trust preferred securities we may issue from time to time. Particular terms of any trust preferred securities we offer will be described in the prospectus supplement relating to such trust preferred securities.

Each of the Ford Credit Capital Trusts was formed pursuant to the execution of a declaration of trust and the filing of a certificate of trust of such trust with the Delaware Secretary of State. The declaration of trust of each Ford Credit Capital Trust will be amended and restated prior to the issuance by such trust of the trust preferred securities to include the terms referenced in this prospectus and in the applicable prospectus supplement. The original declaration of trust of each Ford Credit Capital Trust is, and the form of the amended and restated declaration of trust of such trust will be, filed as an exhibit to the registration statement of which this prospectus forms a part.

Each of the Ford Credit Capital Trusts may issue only one series of trust preferred securities. The declaration of trust for each trust will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have the terms, including distributions, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the declaration or made part of the declaration by the Trust Indenture Act, and which will mirror the terms of the subordinated debt securities held by the trust and described in the applicable prospectus supplement. The following summary does not purport to be complete and is subject in all respects to the provisions of the applicable declaration and the Trust Indenture Act.

Reference is made to the prospectus supplement relating to the preferred securities of any trust for specific terms, including:

•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate, or method of determining the rate, for trust preferred securities issued by the trust and the date or dates upon which distributions are payable; provided, however, that distributions on the trust preferred securities are payable on a quarterly basis to holders of the trust preferred securities as of a record date in each quarter during which the trust preferred securities are outstanding;

•	whether distributions on trust preferred securities issued by the trust are cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates from which distributions will be cumulative;

•	the amount which shall be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•	the obligation or the option, if any, of a trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms upon which, trust preferred securities issued by the trust may be purchased or redeemed;

•	the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the declaration of the trust;

•	the terms and conditions, if any, upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

•	whether the trust preferred securities will be convertible or exchangeable into other securities, and, if so, the terms and conditions upon which the conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

•	if applicable, any securities exchange upon which the trust preferred securities shall be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the trust not inconsistent with its declaration or with applicable law.

We will guarantee all trust preferred securities offered hereby to the extent set forth below under “Description of Preferred Securities Guarantees.” Certain United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

In connection with the issuance of trust preferred securities, each trust will issue one series of common securities having the terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth in its declaration. The terms of the common securities will be substantially identical to the terms of the trust preferred securities issued by the trust and the common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of a trust. Directly or indirectly, we will own all of the common securities of each trust.

Distributions

Distributions on the trust preferred securities will be made on the dates payable to the extent that the applicable trust has funds available for the payment of distributions in the trust’s property account. The trust’s funds available for distribution to the holders of the trust securities will be limited to payments received from us on the subordinated debt securities issued to the trust in connection with the issuance of the trust preferred securities. We will guarantee the payment of distributions out of monies held by the trust to the extent set forth under “Description of Preferred Securities Guarantees” below.

Deferral of Distributions

With respect to any subordinated debt securities issued to a trust, we will have the right under the terms of the subordinated debt securities to defer payments of interest on the subordinated debt securities by extending the interest payment period from time to time on the subordinated debt securities. As a consequence of our extension of the interest payment period on subordinated debt securities held by a trust, distributions on the trust preferred securities would be deferred during any such extended interest payment period. The trust will give the holders of the trust preferred securities notice of an extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the trust preferred securities as they appear on the books and records of the trust on the record date next following the termination of the deferral period. The terms of any subordinated debt securities issued to a trust, including the right to defer payments of interest, will be described in the applicable prospectus supplement.

Distribution of Subordinated Debt Securities

We will have the right at any time to dissolve a trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, to cause the distribution of subordinated debt securities issued to the trust to the holders of the trust securities in a total stated principal amount equal to the total stated liquidation amount of the trust securities then outstanding. The right to dissolve the trust and distribute the subordinated debt securities will be conditioned on our receipt of an opinion rendered by tax counsel that the distribution would not be taxable for United States federal income tax purposes to the holders.

Enforcement of Certain Rights by Holders of Preferred Securities

If an event of default under a declaration of trust occurs and is continuing, then the holders of trust preferred securities of such trust would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of subordinated debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of such trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the property trustee fails to enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities of such trust may institute a legal proceeding directly against us to enforce the property trustee’s rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

Notwithstanding the preceding discussion, if an event of default under the applicable declaration has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the applicable series of subordinated debt securities on the date such interest or principal is otherwise payable or in the case of redemption, on the redemption date, then a holder of trust preferred securities of such trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the applicable series of subordinated debt securities. In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the applicable declaration to the extent of any payment made by us to such holder of trust preferred securities in such direct action.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

Set forth below is a summary of information concerning the preferred securities guarantees which we will execute and deliver for the benefit of the holders of trust preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The preferred guarantee trustee will hold each guarantee for the benefit of the holders of the trust preferred securities to which it relates. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of preferred securities guarantee which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act.

General

Pursuant to each preferred securities guarantee, we will agree to pay in full, to the holders of the trust preferred securities issued by a trust, the guarantee payments, except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments with respect to trust preferred securities, to the extent not paid by the trust, will be subject to the preferred securities guarantee:

•	any accrued and unpaid distributions which are required to be paid on the trust preferred securities, to the extent the trust shall have funds legally and immediately available for those distributions;

•	the redemption price set forth in the applicable prospectus supplement to the extent the trust has funds legally and immediately available therefor with respect to any trust preferred securities called for redemption by the trust; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds legally and immediately available, and (2) the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the applicable trust to pay the amounts to the holders.

Each preferred securities guarantee will not apply to any payment of distributions on the trust preferred securities except to the extent the trust shall have funds available therefor. If we do not make interest payments on the subordinated debt securities purchased by a trust, the trust will not pay distributions on the trust preferred securities issued by the trust and will not have funds available therefor. The preferred securities guarantee, when taken together with our obligations under the subordinated debt securities, the indenture and the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust other than with respect to the trust securities, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

Certain Covenants of Ford Credit

In each preferred securities guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the preferred securities guarantee or the declaration of the trust, then, unless otherwise set forth in an applicable prospectus supplement we shall not:

•	declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

•	make any guarantee payments with respect to any of our other capital stock; or

•	make any payment of principal, interest, or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such subordinated debt securities.

However, in such circumstances we may:

•	declare and pay stock dividends on our capital stock payable in the same stock on which the dividend is paid; and

•	purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged.

Modification of the Preferred Securities Guarantees; Assignment

Each preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required. All guarantees and agreements contained in a preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

Termination

Each preferred securities guarantee will terminate as to the trust preferred securities issued by the applicable trust:

•	upon full payment of the redemption price of all trust preferred securities of the trust;

•	upon distribution of the subordinated debt securities held by the trust to the holders of the trust preferred securities and common securities of the trust; or

•	upon full payment of the amounts payable in accordance with the declaration of the trust upon liquidation of the trust.

Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the preferred securities guarantee.

Events of Default

An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the preferred securities guarantee.

The holders of a majority in liquidation amount of the trust preferred securities relating to such preferred securities guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the preferred guarantee trustee under such trust preferred securities. If the preferred guarantee trustee fails to enforce such preferred securities guarantee, any holder of trust preferred securities relating to such guarantee may institute a legal proceeding directly against us to enforce the preferred guarantee trustee’s rights under such guarantee, without first instituting a legal proceeding against the relevant Ford Credit trust, the guarantee trustee or any other person or entity. Notwithstanding the preceding discussion, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the preferred securities guarantee for such payment. We waive any right or remedy to require that any action be brought first against such trust or any other person or entity before proceeding directly against us.

Status of the Preferred Securities Guarantees

Unless otherwise indicated in an applicable prospectus supplement, the preferred securities guarantees will constitute unsecured obligations of Ford Credit and will rank:

•	subordinate and junior in right of payment to all other liabilities of Ford Credit; and

•	senior to our capital stock now or hereafter issued and any guarantee now or hereafter entered into by us in respect of any of our capital stock.

The terms of the trust preferred securities provide that each holder agrees to the subordination provisions and other terms of the preferred securities guarantee.

The preferred securities guarantees will constitute a guarantee of payment and not of collection; that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Preferred Guarantee Trustee

The preferred guarantee trustee, before the occurrence of a default with respect to a preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in such preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.

Governing Law

The preferred securities guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the securities to or through agents or underwriters or directly to one or more purchasers.

By Agents

We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

We may sell securities directly to you. In this case, no underwriters or agents would be involved.

As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

General Information

Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

S. J. Thomas, Esq., who is Ford Credit’s Secretary and is also Counsel-Corporate of Ford, or another of our lawyers, will give us an opinion about the legality of the securities. Ms. Thomas owns, and such other lawyer likely would own, Ford common stock and options to purchase shares of Ford common stock.

EXPERTS

The financial statements included in the 2001 10-K Report have been audited by PricewaterhouseCoopers LLP (“PwC”), independent accountants. They are incorporated by reference in this prospectus and in the registration statement in reliance upon PwC’s report on those financial statements given on their authority as experts in accounting and auditing.

None of the interim financial information included in the First Quarter 10-Q Report has been audited by PwC. PwC has reported that they have applied limited procedures in accordance with professional standards for reviews of interim financial information. Accordingly, you should restrict your reliance on their report on such information. PwC is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the interim financial information because such reports do not constitute “reports” or “parts” of the registration statements prepared or certified by PwC within the meaning of Sections 7 and 11 of the Securities Act of 1933.